Exhibit 99.2

CERTIFICATE OF ADJUSTMENT

OF

HORIZON HEALTH CORPORATION

TO:	American Stock Transfer & Trust Company, Rights Agent
6201 15th Avenue
Brooklyn, New York 11219
Attention: Ms. Geraldine Lippman
Facsimile: (718) 921-8336

American Stock Transfer & Trust Company, Transfer Agent
6201 15th Avenue
Brooklyn, New York 11219
Attention: Mr. Bill Galetta
Facsimile: (718) 921-8326

HORIZON HEALTH CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

1. The Company is party to the Rights Agreement entered into as of February 6, 1997, between the Company (then named Horizon Mental Health Management, Inc.) and American Stock Transfer & Trust Company (the “Rights Agent”), as amended by the First Amendment to Rights Agreement dated April 22, 2005, between the Company and the Rights Agent (collectively, the “Rights Agreement”).

2. On May 11, 2005, the Company announced that its Board of Directors declared a two-for-one stock split to be effected in the form of a 100% stock dividend (the “Stock Split”), pursuant to which, on June 15, 2005, the Company will distribute to each holder of record of Common Stock, par value $0.01 per share, of the Company (“Common Stock”) at the close of business on May 31, 2005 (the “Record Date”), one additional share of Common Stock for each outstanding share of Common Stock held of record by such holder at the Record Date (and with one Right, as defined in the Rights Agreement, attached to each such additional share of Common Stock).

3. In accordance with the Rights Agreement, each share of Common Stock is currently accompanied by one Common Stock purchase right (a “Right”). Subject to the terms and conditions of the Rights Agreement, each Right, after it becomes exercisable pursuant to the terms of the Rights Agreement, and until such time as it expires or is redeemed, entitles the holder to purchase Common Stock from the Company at an Exercise Price (as defined in the Rights Agreement) of $83.33, before giving effect to the Stock Split.

4. As a result of the Stock Split and pursuant to Section 11(a)(i) of the Rights Agreement, effective as of June 15, 2005, (a) each outstanding share of Common Stock (including shares issued in respect of the Stock Split) will continue to have one Right associated with it, and (b) each Right, after it becomes exercisable pursuant to the terms of the Rights

Agreement, and until such time as it expires or is redeemed, will, subject to the terms and conditions of the Rights Agreement, entitle the holder to purchase Common Stock from the Company at an Exercise Price of $41.665.

5. Pursuant to the requirements of Section 12 of the Rights Agreement, this Certificate of Adjustment is being delivered to American Stock Transfer & Trust Company as rights agent under the Rights Agreement and as transfer agent for the Common Stock.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Adjustment this      day of             , 2005.

HORIZON HEALTH CORPORATION

By:
John E. Pitts
Chief Financial Officer